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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE                               BANK CONTACT: PAUL A. MILLER
                                                                    978-725-7555

                                 LSB CORPORATION
                 FINAL DISTRIBUTION RECEIVED BY BANK SUBSIDIARY

NORTH ANDOVER, MA, -- (MARKET WIRE) - DECEMBER 15, 2005 - LSB Corporation, (the "Corporation" or the "Company") (NASDAQ-LSBX), reports the receipt of $2.2 million on a U.S. Bankruptcy Judge's Order on the Trustee's Report on Claims' and Proposed Distribution and the Trustees' Final Report for authorization to make a final distribution in a case in which the Company's wholly owned subsidiary, Lawrence Savings Bank (the "Bank"), is a creditor. The $2.2 million distribution has been recorded as income by the Bank on December 15, 2005.

The amount of the final distribution has not previously been recognized in the Company's Consolidated Financial Statements. The diluted earnings per share impact of the interim distribution is approximately $0.29 per share based on average dilutive shares outstanding at September 30, 2005.

Additional background information regarding the matter follows: The pendency of this matter was noted in the Company's Consolidated Financial Statements as of and for the periods ended December 31, 2004, 2003 and 2002 and in the Company's Form 10Q Quarterly Report for the period ended September 30, 2005. The Bank was awarded a $4.2 million judgment against the debtor in 1997. On February 13, 2002, the debtor filed a petition in bankruptcy under Chapter 7 of the Bankruptcy Code. Post-judgment interest calculated from the date of judgment to the date of the bankruptcy filing is approximately $1.9 million. The Company previously reported the receipt during the quarter ended June 30, 2004 of an interim distribution of $2.5 million in this matter.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future actions, relationships, structures, decisions and conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, the exercise of judicial discretion, the identification of additional creditors, errors in the Bankruptcy Trustee's estimation of taxes and or administrative expenses, or the reversal or modification of completed sales of bankruptcy assets. As a result of such risks and uncertainties, the Company's actual results may differ materially from such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.